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                                                                    EXHIBIT 10.1



October 13, 1997

Mr. Pedro J. Mirones
Vice President and C.F.O.
Tamboril Cigar Company
2600 S.W. 3rd Avenue
Miami, FL 33129

     Re:  Consulting Agreement with Tamboril
          ----------------------------------

Dear Pedro:

     1. This letter will confirm our understanding that Viking Investment Group II, Inc. ("Viking") has been engaged by Tamboril Cigar Company (the "Company") as its advisor in connection with potential business opportunities for the Company.

     2. In connection with this assignment, Viking, at the Company's request, will provide the following investment banking services.

         (a) Viking has familiarized itself to the extent it deems appropriate and feasible with the business, operations, properties, financial conditions and prospects of the Company and may seek further information concerning the Company that Viking considers necessary (the "Information"), it being understood that Viking shall, in the course of such familiarization, rely entirely upon the information supplied by the Company and publicly available information, without independent investigation;

         (b) Viking has assured the Company in identifying potential business partners, Viking will advise and assure the Company in negotiating and structuring such potential opportunities;

         (c) Viking will render such other investment banking services as may from time to time be agreed upon by Viking and the Company.
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Mr. Pedro J. Mirones
October 13, 1997
Page 2



     3. The Company agrees to pay Viking as compensation for its services hereunder as follows:

         (a) A retainer fee of $25,000 per month for four (4) months commencing October 15, 1997 with extension of said retainer to be mutually agreed upon by February 15, 1997.

         (b) A placement fee will be agreed upon in the event that a transaction is consummated.

         (c) For the purposes set forth in section 3b, the Company shall authorize, execute and deliver any consideration at closing to Viking or any designee and all other fees will be paid in cash at closing.

         (d) The registration of shares underlying any securities issued to Viking shall be the same registration and on the same terms and conditions as apply to options granted to others, including the officers and directors of the Company.

     4. The Company will promptly reimburse Viking on a monthly basis for its approved travel and other out of pocket expenses, if any, incurred in connection with this engagement including fees and disbursements of Viking's counsel when and if such counsel is employed.

     5. Viking will treat all information as confidential and will not disclose such information except as contemplated hereby or otherwise with the consent of the Company or unless required by law with sufficient prior notice to the Company so that it may consider obtaining a protective order. Such information shall be used by Viking solely for the purposes contemplated hereby. These restrictions shall not apply to information which (i) at the time of disclosure is publicly known or which subsequently becomes publicly known other than by breach of this agreement, or (ii) the recipient can demonstrate what was in its possession at the time of disclosure by Viking and was not acquired directly or indirectly from Viking.
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Mr. Pedro J. Mirones
October 13, 1997
Page 3



     6. The Company shall indemnify Viking, its officers, directors, employees and agents from and against any and all loss, liability, damage and expense, including reasonable attorney's fees and expenses arising from the performance of any of Vikings duties hereunder, unless Viking is found to have acted with gross negligence or misconduct.

     7. Viking's engagement shall terminate one year from the date hereof unless the Company terminates Viking's engagement sixty (60) days after execution of this agreement. However, any such termination shall be effective upon thirty (30) days written notification to Viking delivered by registered mail.

     8. If a transaction with any persons identified by Viking is completed on or prior to two (2) years after the termination of Viking's engagement hereunder, Viking shall be entitled to receive the full fees outlined in Section 3 of this letter.

     9. Notwithstanding any such termination, the provisions of Section 6 and 8 will survive such termination.

     We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate original of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

VIKING INVESTMENT GROUP II, INC.


By:           /s/ Ian Markofsky
    -----------------------------------------
                  President


Accepted and Agreed to:

TAMBORIL CIGAR COMPANY


By:           /s/ Pedro J. Mirones
    ------------------------------------------
    Vice President and Chief Financial Officer